SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)	March 15, 2005

INTERPOOL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11862 (Commission File Number)	13-3467669 (IRS Employer ID Number)

211 College Road East, Princeton, New Jersey	08540

(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(609) 452-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

          Interpool, Inc. (the “Company”) has amended its secured equipment financing facility with Fortis Bank (Nederland) N.V. and certain other lenders pursuant to a Third Amended and Restated Credit Agreement (the “Fortis Agreement”), dated as of March 15, 2005. As amended, the Fortis Agreement provides for advances to Interpool Container Funding, SRL, an indirect subsidiary of the Company, from time to time up to the amount of available collateral under the facility, subject to a maximum principal amount that may be outstanding under the facility of $500 million. The other terms of the Fortis Agreement remain the same as those set forth in the Company's previous agreement with Fortis Bank, as described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2004.

          In connection with the Fortis Agreement, a Third Amended and Restated Servicing Agreement, dated as of March 15, 2005, (the "Servicing Agreement"), was entered into between Interpool Container Funding, SRL, the borrower under the Fortis Agreement, and Interpool Limited, also a subsidiary of the Company. Pursuant to the Servicing Agreement, Interpool Limited continues to act as servicer of the collateral securing the advances under the Fortis Agreement for the benefit of the lenders thereunder.

          The information contained herein includes summaries, prepared by management, of written agreements with respect to the described transactions. Such summaries are intended to reflect and describe the terms and provisions of various agreements with respect to such transactions and are subject in each case to the terms and provisions of the underlying agreements, where applicable, filed together with this Report.

Item 2.03 Creation of a Direct Financial Obligation

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits

           (a) Financial statements of business acquired: Not applicable

           (b) Pro forma financial statements: Not applicable

           (c) Exhibits:

99.1      Third Amended and Restated Credit Agreement, dated as of March 15, 2005

99.2      Third Amended and Restated Servicing Agreement, dated as of March 15, 2005

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERPOOL, INC. By: /s/ James F. Walsh Name: James F. Walsh Title: Executive Vice President and Chief Financial Officer

Dated: March 23, 2005

Exhibit Index

99.1      Third Amended and Restated Credit Agreement, dated as of March 15, 2005

99.2      Third Amended and Restated Servicing Agreement, dated as of March 15, 2005